Exhibit 99.1

FOR IMMEDIATE RELEASE

	CONTACTS:	Heather Bresch (Public Relations)
Mylan Laboratories Inc.
724.514.1800

Kris King (Investor Relations)
Mylan Laboratories Inc.
724.514.1800

Mylan Reports First Quarter Earnings –
Record First Quarter Revenues Reported

Financial Highlights:

•	Record first quarter net revenues of $339.0 million.

•	Diluted earnings per share of $0.30 reported for the first quarter of both fiscal 2005 and 2004.

PITTSBURGH, PA – July 26, 2004 – Mylan Laboratories Inc. (NYSE: MYL) today announced its financial results for the first quarter ended June 30, 2004, which included record first quarter net revenues of $339.0 million. This represents an increase of $7.6 million over net revenues from the same prior year period.

Earnings per diluted share for the first quarter of fiscal 2005 were $0.30 per share, which is the same as was reported for the first quarter of fiscal 2004. Net earnings for the three months decreased slightly to $82.0 million from $83.9 million in the same prior year period.

Included in net earnings for the first quarter of fiscal 2005 were net gains on legal settlements which amounted, net of tax, to approximately $0.06 per diluted share. Net gains on legal settlements of approximately $0.05 per diluted share were included in net earnings in the first quarter of the prior year.

“We are pleased with our financial results for the first quarter of fiscal 2005,” commented Robert J. Coury, Vice Chairman and CEO of Mylan. “Our branded franchise, which will be augmented by our acquisition of King Pharmaceuticals, will complement our generics business which has been, and continues to be, under increasing pressure due to uncertainties caused by recent decisions from the FDA, current brand tactics and other factors that are beyond our control.”

Earlier today, Mylan announced in a separate press release that it has entered into an agreement to acquire King Pharmaceuticals, Inc.

From a segment perspective, Generic Segment net revenues increased 5% or $12.5 million to $267.7 million, a first quarter record. The Brand Segment reported net revenues of $71.3 million for the first quarter of fiscal 2005, a decrease of $4.9 million or 6% from the same prior year period. The Brand Segment reported first quarter increases in both gross profit and gross margins despite the decrease in net revenues.

The first quarter of fiscal 2005 included net gains of $26.0 million from litigation settlements. In June 2004, Mylan received $37.5 million in settlement of certain patent litigation claims involving omeprazole. A portion of this settlement represented reimbursement of legal fees and expenses related to the litigation. Partially offsetting this gain, Mylan agreed, also in June 2004, to a $9.0 million settlement resolving all pending litigation with respect to paclitaxel.

Segment Information

	Three Months Ended
	June 30,
	2005	2004	Change
Net Revenues (in millions)
Generic Segment	$267.7	$255.2	5%
Brand Segment	71.3	76.2	-6%

Total	$339.0	$331.4	2%

Generic Segment

Net revenues for the quarter increased 5% or $12.5 million to $267.7 million from $255.2 million for the same prior year period. Contributing to this increase is net revenue from products launched subsequent to June 30, 2003 of $41.8 million. Included in this amount are sales of omeprazole, which was launched in August 2003, and levothyroxine sodium tablets, which were approved as the generic version of Abbott Laboratories’ Synthroid® in late June 2004. Mylan had previously marketed levothyroxine sodium tablets as the generic equivalent of Jerome Stevens Pharmaceuticals’ Unithroid®.

Gross profit for the quarter was relatively constant at $138.8 million, while gross margins decreased from 54.2% in fiscal 2004 to 51.9% in fiscal 2005. Earnings from operations decreased 3% to $113.7 million, as a result of increased research and development (R&D) and general and administrative (G&A) expenses. R&D expenses increased by 21% to $16.3 million as a result of continued investment in our development platform. G&A expenses increased to $5.9 million.

Brand Segment

Brand Segment net revenues for the first quarter were $71.3 million, a decrease of $4.9 million or 6% from $76.2 million in the same prior year period. The majority of the decrease in net revenues was due to lower sales of Amnesteem® and Digitek®, partially offset by increased sales of phenytoin.

Gross profit for the Brand Segment increased 5% or $2.0 million to $40.9 million in the first quarter of fiscal 2005, while gross margins increased to 57.4% from 51.2%. The increase was a result of a favorable product mix, primarily a lower concentration of sales from Amnesteem, which contributed lower gross margins as a result of royalties paid under a supply and distribution agreement.

Earnings from operations were $16.3 million compared to $9.7 million in the same quarter of the prior year, an increase of $6.5 million or 67%. This increase was the result of the higher gross profit and lower operating expenses. R&D expenses decreased by $6.0 million or 54% from the same prior year period, partially offset by an increase in selling and marketing expenses of $1.5 million or 10%. The decrease in R&D expenses was the result of the completion of clinical studies related to nebivolol, for which an NDA was filed on April 30, 2004.

Corporate/Other

G&A expenses for the first quarter of fiscal 2005 were $29.4 million compared to $22.0 million in the same prior year period. This increase was primarily the result of increased legal costs.

Other income for the first quarter was $0.7 million compared to $3.1 million in the same prior year period.

Fiscal 2005 Earnings Guidance

As discussed in a press release dated June 23, 2004, Mylan reiterates that it has suspended its annual earnings guidance.

Annual Meeting of Shareholders

The Annual Meeting of Shareholders will be held on Friday, July 30, 2004 at 10:00 am ET at the Hilton Garden Inn, Canonsburg, Pennsylvania.

Conference Call and Live Webcast

Mylan will host a conference call and live Webcast to discuss the agreement to acquire King Pharmaceuticals, Inc., and its first quarter 2005 earnings on Monday, July 26, 2004, at 9:00 am EST. The dial-in number to access the live call is (719) 457-2681. In addition to the live call, a replay will be available from approximately 12:00 pm EST on July 26, 2004, through 12:00 pm EST on August 2, 2004, and can be accessed by dialing (719) 457-0820 with access pass code 572791. To access the live Webcast, go to Mylan’s website at www.mylan.com and click on the Webcast icon at least 15 minutes before the call is to begin to register and download or install any necessary audio software. If you are unable to listen to the live Webcast, please access www.mylan.com at any time within seven days to listen to a replay of the Webcast.

Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements”, including with regard to the Company’s continued strength, the growth of the branded business and the acquisition of King Pharmaceuticals, Inc. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to:

•	the satisfaction of the conditions to the acquisition of King, including requisite shareholder and regulatory approvals, as well as the Company’s exposure to risks and uncertainties inherent in acquisitions;

•	the Company’s ability to successfully develop, license or otherwise acquire and introduce new products on a timely basis in relation to competing product introductions;

•	the Company’s ability to obtain required FDA approvals for new products on a timely basis;

•	uncertainties regarding continued market acceptance of and demand for the Company’s products;

•	the Company’s periodic dependence on a relatively small group of products as a significant source of its net revenue or net income;

•	the effects of vigorous competition on commercial acceptance of the Company’s products and their pricing;

•	the high cost and uncertainty associated with compliance with extensive regulation of the pharmaceutical industry;

•	the significant research and development expenditures the Company makes to develop products, the commercial success of which is uncertain;

•	the possible loss of business from the Company’s concentrated customer base;

•	the potential costs and product introduction delays that may result from use of legal, regulatory and legislative strategies by the Company’s competitors, including the practice of so-called “authorized generics”;

•	the Company’s dependence on third party suppliers and distributors for the raw materials, particularly the chemical compound(s) which produces the desired therapeutic effect, the active ingredient the Company uses to manufacture its products;

•	the possible negative effects of any interruption of manufacturing of the Company’s generic products at its principal facility;

•	the effects of consolidation of the Company’s customer base;

•	uncertainties regarding patent, intellectual and other proprietary property protections;

•	the expending of substantial resources associated with litigation involving patent or other intellectual property protection of products;

•	possible reductions in reimbursement rates for pharmaceutical products;

•	possible negative effects on product pricing of current or future legislative or regulatory programs, including state Medicaid programs;

•	the Company’s exposure to lawsuits and contingencies associated with its business;

•	uncertainties regarding the Company’s performance under indemnification clauses in certain material agreements;

•	the Company’s ability to attract and retain key personnel;

•	possible adverse effects resulting from any significant decline in the value of securities that the Company holds or from uninsured losses of funds;

•	uncertainties and matters beyond the control of management, which could affect the Company’s earnings, as well as the subjectivity inherent in any probability weighted analysis underlying the Company’s assumptions and estimates with respect to the future; and

•	inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements in accordance with GAAP and related standards.

The cautionary statements referred to above should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors in Item I of the Company’s Form 10-K for the year ended March 31, 2004. The Company undertakes no duty to update its forward-looking statements, even though its situation may change in the future.

Mylan Laboratories Inc. is a leading pharmaceutical company with four subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc., UDL Laboratories, Inc. and Mylan Bertek Pharmaceuticals Inc., that develop, manufacture and market an extensive line of generic and proprietary products. For more information about Mylan, visit www.mylan.com.

Mylan Laboratories Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited; in thousands, except per share amounts)

	Three Months Ended
	June 30, 2004	June 30, 2003
Net revenues	$339,012	$331,408
Cost of sales	159,259	153,979

Gross profit	179,753	177,429
Operating expenses:
Research and development	21,495	24,739
Selling and marketing	19,434	17,836
General and administrative	38,312	29,608
Litigation settlements, net	(25,985)	(21,669)

Total operating expenses	53,256	50,514

Earnings from operations	126,497	126,915
Other income, net	686	3,105

Earnings before income taxes	127,183	130,020
Provision for income taxes	45,150	46,157

Net earnings	$82,033	$83,863

Earnings per common share:
Basic	$0.31	$0.31

Diluted	$0.30	$0.30

Weighted average common shares:
Basic	268,553	270,220

Diluted	275,409	276,128

Mylan Laboratories Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	June 30, 2004	March 31, 2004
Assets:
Current assets:
Cash and cash equivalents	$175,305	$101,713
Marketable securities	637,686	585,445
Accounts receivable, net	213,931	191,094
Inventories	315,578	320,797
Other current assets	109,357	118,791

Total current assets	1,451,857	1,317,840
Non-current assets	566,791	557,450

Total assets	$2,018,648	$1,875,290

Liabilities:
Current liabilities	$240,275	$173,768
Non-current liabilities	41,053	41,734

Total liabilities	281,328	215,502
Total shareholders’ equity	1,737,320	1,659,788

Total liabilities and shareholders’ equity	$2,018,648	$1,875,290

Mylan Laboratories Inc. and Subsidiaries
Segment Results
(unaudited; in thousands)

	Three Months Ended
	June 30, 2004	June 30, 2003
Consolidated:
Net revenues	$339,012	$331,408
Cost of sales	159,259	153,979

Gross profit	179,753	177,429
Research and development	21,495	24,739
Selling and marketing	19,434	17,836
General and administrative	38,312	29,608
Litigation settlements, net	(25,985)	(21,669)

Earnings from operations	$126,497	$126,915

Generic Segment:
Net revenues	$267,704	$255,228
Cost of sales	128,899	116,773

Gross profit	138,805	138,455
Research and development	16,292	13,487
Selling and marketing	2,900	2,756
General and administrative	5,938	4,691

Earnings from operations	$113,675	$117,521

Brand Segment:
Net revenues	$71,308	$76,180
Cost of sales	30,360	37,206

Gross profit	40,948	38,974
Research and development	5,203	11,252
Selling and marketing	16,534	15,080
General and administrative	2,946	2,903

Earnings from operations	$16,265	$9,739

Corporate/Other:
General and administrative	$29,428	$22,014
Litigation settlements, net	(25,985)	(21,669)

Loss from operations	$(3,443)	$(345)